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EXHIBIT 99.1



         FOR IMMEDIATE RELEASE
         ---------------------

Contact:     Michael J. Hartl
             Senior Vice President and Chief Financial Officer of
             Connecticut Bancshares, Inc.
             (860) 645-2596

                      CONNECTICUT BANCSHARES, INC. APPROVES
                          AGREEMENT AND PLAN OF MERGER
                         WITH THE NEW HAVEN SAVINGS BANK

         Manchester, Conn. (July 16, 2003) - Connecticut Bancshares, Inc. (the "Company") (Nasdaq: SBMC), the holding company for The Savings Bank of Manchester ("SBM"), announced today it has entered into an Agreement and Plan of Merger (the "Agreement") with The New Haven Savings Bank ("NHSB").

         The Company's stockholders will receive $52.00 in cash in exchange for each share of the Company's common stock held, which represents 226% of the Company's book value and 254% of the Company's tangible book value at March 31, 2003 and 20.4x its trailing twelve months earnings. If the transaction closes after March 31, 2004, the merger price is subject to increase based on the Company's earnings from that date to the end of the month preceding the closing date.

         As a condition precedent to the merger, NHSB will convert from a Connecticut-chartered mutual savings bank to a Connecticut-chartered stock savings bank and simultaneously form a holding company. A portion of the proceeds of this conversion will be used to fund the merger consideration.

         Richard P. Meduski, the Company's President and Chief Executive Officer stated, "Our Board of Directors carefully considered the interests of our stockholders, customers, employees and community. It was important for us to merge with an institution that is committed to building on our successes and that shares our commitment to customer service and community-oriented banking. We believe this type of transaction allows our stockholders to receive a significant premium for their stock. The merger will create a substantial franchise in the Connecticut market and enables our customers to continue to enjoy superior banking services with an enlarged branch network and expanded services."

         Mr. Meduski also noted that the SBM Charitable Foundation, Inc. would continue to operate as an independent community resource to meet the needs of SBM's communities. "We also are quite pleased that the combined company will continue to support the communities that we serve, both through the SBM Charitable Foundation and through NHSB's charitable foundation." The SBM Charitable Foundation had $35.5 million in assets at March 31, 2003.


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         Under the terms of the Agreement, the Company will merge into NHSB's newly formed holding company and SBM will merge into NHSB. NHSB's newly formed holding company and NHSB will be the surviving entities. NHSB will select two directors from each of the Boards of Directors of the Company and SBM to serve as directors of NHSB's newly formed holding company and NHSB following the merger.

         The transaction is subject to several conditions, including the completion of NHSB's conversion, the receipt of regulatory approvals and the approval of the stockholders of the Company. The merger is currently expected to be consummated during the first quarter of 2004. NHSB would pay the Company a $30 million cash payment if the merger does not close by October 15, 2004 under certain circumstances.

         Sandler O'Neill & Partners, L.P., New York, New York, served as the Company's financial advisor.

         NHSB currently operates 36 branches throughout south central Connecticut. As of March 31, 2003, NHSB had total assets of $2.4 billion, deposits totaling $1.8 billion and capital of $396 million. As of March 31, 2003, the Company had total assets of $2.6 billion, deposits of $1.6 billion and stockholder's equity of $256 million. The Company currently operates out of its headquarters and 28 full-service banking offices located in Hartford, Tolland and Windham Counties.

FORWARD-LOOKING STATEMENTS

         This news release contains certain forward-looking statements about the proposed merger of the Company and NHSB. These statements include statements regarding the anticipated closing date of the transaction and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect, " "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating the Company and NHSB, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which the Company and NHSB are engaged, and changes in the securities markets.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

         The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the merger. Information about the Company's directors and executive officers and their ownership of Company common stock is set forth in the proxy statement, dated April 4, 2003, for the Company's 2003 annual meeting of stockholders, as filed with the SEC.

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         STOCKHOLDERS OF THE COMPANY AND OTHER INVESTORS ARE URGED TO READ THE
PROXY STATEMENT THAT WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY THE COMPANY IN CONNECTION WITH THE PROPOSED MERGER BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, NHSB, THE MERGER, THE PERSONS SOLICITING PROXIES IN THE MERGER AND THEIR INTERESTS IN THE MERGER AND RELATED MATTERS. Investors will be able to obtain all documents filed with the SEC by the Company free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by the Company will be available free of charge from the Corporate Secretary of the Company at 923 Main Street, Manchester, Connecticut 06040, telephone (860) 646-1700. READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.